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                                   EXHIBIT 99

                     PRESS RELEASE DATED SEPTEMBER 23, 2002




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                                 *PRESS RELEASE*


Contact:
B. Jack Johnson
(256) 718-4203 OR
Roderick V. Schlosser
(256) 718-4206


          FIRST SOUTHERN ANNOUNCES SALE OF BRANCHES TO BANK INDEPENDENT

FLORENCE, AL. - September 23, 2002 - First Southern Bancshares, Inc. (the "Company") (Nasdaq: FSTH), the parent company of First Southern Bank (the "Bank"), announced that the Bank has completed the sale of the assets and certain related liabilities of the Rogersville and Regency Mall branches to Bank Independent. The transaction was closed on September 20, 2002, and is expected to result in an estimated pre-tax gain to First Southern of approximately $1.5 to $1.6 million. The terms of the transaction included the transfer of approximately $20.8 million in customer deposits, the sale of approximately $9.2 million in loans, and the sale of real estate and personal property with a value of $520,000. As a result of this transaction, total assets of First Southern will be reduced by approximately $19.2 million to $100 million. All financial terms discussed herein are subject to final adjustment.

"The completion of our branch sale to Bank Independent is the primary component of the Bank's capital plan and provides the foundation to return First Southern to profitability and prepare for long- term growth," stated Jack Johnson, President and Chief Executive Officer.

Mr. Johnson also added, "We believe the Bank's plan to sell these branches and reorganize our infrastructure will allow us to provide a broader array of more competitive financial products and services to our loyal customer base and the markets we currently serve. In addition, we have extended banking hours in our Florence, Killen and Muscle Shoals branches."

The Bank's equity capital ratio as a result of this transaction will be in excess of 8%, which exceeds the capital requirement of 7% contained in the Bank's Consent Order with its regulators.

The Company is headquartered in Florence, Alabama, and the Bank operates through its main/executive office in Florence, a full-service office in Killen and a full-service office in Muscle Shoals.

THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS ASSUMPTIONS, RISK AND UNCERTAINTIES BECAUSE OF THE POSSIBILITY OF CHANGES IN UNDERLYING FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS FOR A VARIETY OF FACTORS INCLUDING: THE ABILITY OF THE BANK TO COMPLY WITH THE REGULATORY REQUIREMENTS AND AGREEMENTS APPLICABLE TO IT; SHARP AND RAPID CHANGES IN INTEREST RATES; SIGNIFICANT CHANGES IN THE



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ECONOMIC SCENARIO FROM THE CURRENT  ANTICIPATED  SCENARIO WHICH COULD MATERIALLY
CHANGE ANTICIPATED CREDIT QUALITY TRENDS AND THE ABILITY TO GENERATE LOANS; SIGNIFICANT DELAY IN OR INABILITY TO EXECUTE STRATEGIC INITIATIVES DESIGNED TO INCREASE CAPITAL, REDUCE NON-PERFORMING LOANS AND CLASSIFIED ASSETS, GROW REVENUES AND CONTROL EXPENSES; AND SIGNIFICANT CHANGES IN ACCOUNTING, TAX OR REGULATORY PRACTICES OR REQUIREMENTS. BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THEM, WHETHER INCLUDED IN THIS PRESS RELEASE OR MADE ELSEWHERE FROM TIME TO TIME BY THE COMPANY OR ON ITS BEHALF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.